EXHIBIT 99.1

Helen of Troy Limited Reports

Second Quarter Fiscal Year 2017 Results

•                                          GAAP Diluted Earnings Per Share (EPS) of $1.00; Non-GAAP Adjusted Diluted EPS of $1.31

•                                          Adjusts Fiscal Year 2017 Net Sales Revenue Outlook

•                                          Maintains GAAP Diluted EPS and Non-GAAP Adjusted Diluted EPS Outlook

EL PASO, Texas, October 6, 2016 — Helen of Troy Limited (NASDAQ, NM:  HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, nutritional supplement and beauty products, today reported results for the three-month period ended August 31, 2016.

Executive Summary

•                  Consolidated net sales decline of 0.3%, which includes the negative impacts of approximately 1.6% from Venezuela, 0.6% from foreign currency fluctuations and 2.1% from business rationalization;

•                  Hydro Flask net sales of $29.1 million and diluted EPS of $0.32;

•                  Increase in consolidated gross profit margin of 4.2 percentage points; 2.6 percentage points from the core business;

•                  Reported operating income of $37.5 million, or 10.2% of net sales, compared to $32.4 million, or 8.8% of net sales in the same period last year;

•                  Non-GAAP adjusted operating income of $47.9 million compared to $41.5 million in the same period last year, an increase in adjusted operating margin of 1.8 percentage points;

•                  Cash flow from operations of $44.0 million compared to $14.4 million in the same period last year;

•                  Reported diluted EPS of $1.00 increased 19.0% from $0.84 in the same period last year;

•                  Non-GAAP adjusted diluted EPS of $1.31 increased 17.0% from $1.12 in the same period last year;

•                  Adjusts fiscal year 2017 net sales revenue to a range of $1.550 to $1.590 billion from a range of $1.570 billion to $1.620 billion; and

•                  Maintains GAAP diluted EPS in a range of $4.37 to $4.77 and non-GAAP adjusted diluted EPS in a range of $5.85 to $6.35.

	Net Sales Revenue				Operating Margin		Adj Operating Margin
	Q2 FY2017	Q2 FY2016	$ Change	% Change	Q2 FY2017	Q2 FY2016	Q2 FY2017	Q2 FY2016
Housewares	$105,976	$78,848	$27,128	34.4%	22.9%	19.2%	24.2%	20.0%
Health & Home	144,453	143,254	1,199	0.8%	6.5%	3.4%	9.7%	6.4%
Nutritional Supplements	33,112	38,048	(4,936)	(13.0)%	(3.7)%	7.8%	2.0%	12.6%
Beauty	84,629	108,979	(24,350)	(22.3)%	6.0%	8.7%	9.0%	10.7%
Total	368,170	369,129	(959)	(0.3)%	10.2%	8.8%	13.0%	11.2%

Julien R. Mininberg, Chief Executive Officer, stated: “Our diversified business model continued to serve us well in the quarter as we delivered adjusted diluted EPS growth of 17%.  While sales remained relatively flat year-over-year, we drove a 4.2 percentage point improvement in gross margin reflecting accretion from the Hydro Flask acquisition and our efforts to sweeten the mix and reduce our costs.   We are very pleased with Hydro Flask’s growth and performance, which contributed $29.1 million of net sales during the quarter, fueling a 34.4% increase in net sales in our Housewares segment, and was accretive to adjusted operating margin.  We saw growth and improved profitability from our Housewares and Health & Home segments, which offset significantly softer sales in our Beauty and Nutritional Supplements segments.  Although Housewares experienced a slight decline in its core business in the second quarter, based on point-of-sale activity, we believe this segment remains on track to meet our expectations for the full year.  Our Health & Home segment net sales grew 0.8%, with profitability continuing to improve from our cost savings efforts and focus on higher-margin business.  Sales in our Beauty segment performed well below our expectations due to the weak retail environment and slower store traffic patterns. In addition, in an effort to build a platform for greater long-term profitability in Beauty, we made choices to rationalize lower-margin and non-strategic businesses.  Key initiatives in Beauty such as innovation and branding are improving gross margin, sales from new products, and retail placement, but we acknowledge that more work is needed to improve the sales trend.  Net sales and profitability results for our Nutritional Supplements segment were disappointing.  We remain focused on improving this segment’s sales and profit trajectory by investing in the multi-year strategic transition from offline channels to online, as well as system upgrades and a significant range of new marketing initiatives to attract and convert a broader base of consumers.”

Mr. Mininberg continued: “The retail environment has been weaker than expected in some of our categories and we have seen softness in Beauty and Nutritional Supplements.  We are therefore lowering our net sales expectations, yet are maintaining our consolidated full year adjusted EPS outlook driven by the resiliency and strength of our diversified business model, contribution from higher margin businesses such as Hydro Flask and improvements in our profitability.   We remain strongly committed to increasing shareholder value by investing in our business to drive product innovation, maintaining and growing market share, and delivering further improvements in margin.”

Second Quarter Fiscal Year 2017 Consolidated Operating Results

•                  Net sales revenue decreased 0.3% to $368.2 million compared to $369.1 million in the second quarter of fiscal year 2016.  Core business net sales revenue decreased $30.0 million, or 8.1%, which includes negative year-over-year impacts from Venezuela and foreign currency fluctuations of 1.6% and 0.6%, respectively. The Company also made strategic decisions to rationalize certain lower margin business to improve long-term profitability, which negatively impacted net sales by approximately 2.1% year-over-year.

•                  Gross profit margin increased 4.2 percentage points to 44.3% compared to 40.1% for the same period last year. The increase in consolidated gross profit margin is primarily due to favorable shifts in product sales mix, product rationalization efforts, margin accretion from Hydro Flask, and reductions in product costs, partially offset by the unfavorable impact of foreign currency fluctuations.

•                  SG&A was 34.1% of net sales compared to 31.3% of net sales for the same period last year.  The increase is primarily due to: (i) higher compensation costs due to hourly wage increases; (ii) higher share-based incentive compensation expense; (iii) higher severance costs; and (iv) the impact within our core business that lower net sales had on operating leverage. These factors were partially offset by lower advertising expenses and lower year-over-year foreign currency revaluation losses.

•                  Operating income increased 15.6% to $37.5 million compared to $32.4 million for the same period last year primarily reflecting the overall improvement in core business gross profit margin, accretion from the Hydro Flask acquisition, lower advertising expense and lower foreign currency revaluation losses, partially offset by: (i) a $1.8 million decline from the Company’s Venezuela operations, due almost entirely to the adoption of the new DICOM exchange rate; (ii) an increase in compensation and severance expense; and, (iii) the negative impact of foreign currency fluctuations on net sales and gross profit.

•                  Income tax expense as a percentage of pretax income was 15.9% compared to 18.2% for the same period last year.  The year-over-year decrease in the Company’s effective tax rate was primarily due to shifts in the mix of taxable income in the Company’s various tax jurisdictions.

•                  Net income was $28.4 million, or $1.00 per diluted share on 28.2 million weighted average diluted shares outstanding, compared to $24.5 million, or $0.84 per diluted share on 29.0 million weighted average diluted shares outstanding in the same period last year.

•                  Adjusted EBITDA (EBITDA excluding non-cash asset impairment charges, non-cash share-based compensation, and patent litigation charges, as applicable) increased $6.7 million to $51.8 million.

On an adjusted basis for the second quarter of fiscal years 2017 and 2016, excluding non-cash asset impairment charges, non-cash amortization of intangible assets, non-cash share based compensation, and patent litigation charges, as applicable:

•                  Adjusted operating income was $47.9 million, or 13.0% of net sales, compared to $41.5 million, or 11.2% of net sales, in the prior year, reflecting the overall improvement in core business gross profit margin, the accretive impact of the Hydro Flask acquisition, lower advertising expense, and lower year-over-year foreign currency revaluation losses, partially offset by the unfavorable impact of foreign currency fluctuations and a decline in operating income from the Company’s Venezuela operations of $1.8 million, which negatively impacted consolidated adjusted operating margin by 0.3 percentage points.

•                  Adjusted income was $37.0 million, or $1.31 per diluted share, compared to $32.3 million, or $1.12 per diluted share, in the prior year, primarily reflecting the improvement in adjusted operating income and lower tax expense, partially offset by higher interest expense.

Second Quarter Fiscal Year 2017 Segment Results

Health & Home net sales rose 0.8% driven by strong sales of water filtration, seasonal fans, and early season shipments of heaters, which were partially offset by declines in humidification due to retailers exiting last year’s cough/cold/flu season with higher inventory levels.  Adjusted operating margin improved 3.3 percentage points to 9.7% due to product cost reductions, a better product sales mix, lower cooperative advertising expense and lower freight costs.

Housewares net sales increased by 34.4% driven by net sales growth of 36.8% from Hydro Flask, with no comparable results in the same period last year, partially offset by a 2.4% decline in core business net sales revenue. In the core business, successful new product introductions were offset by a soft retail environment and lower consumer store traffic in the U.S., which is contributing to smaller and less frequent replenishment orders from key retailers.  Adjusted operating margin improved 4.2 percentage points primarily due to margin accretion from the Hydro Flask acquisition, partially offset by expected margin compression from new product categories in the core business.

Beauty net sales decreased 22.3%, which includes anticipated declines of 5.3% and 3.7%, respectively, from the Company’s Venezuelan and U.S. personal care businesses, and the negative impact of approximately 1.2% from foreign currency fluctuations.  Gains from new product introductions were offset by the anticipated decline in the foot care category of $4.2 million, or 3.8%, due to competitive pressures and high inventory in the channel.  Additionally, SKU rationalization and a de-emphasis of sales into the discount channel and other lower margin business negatively impacted net sales by approximately 4.4%.  The remaining decline is primarily due to a softer than expected retail environment and an overall decline in the beauty appliances category.  Adjusted operating margin declined 1.7 percentage points as an improvement in gross profit margin from reduced product costs and better sales mix was more than offset by a 1.3 percentage point decline from Venezuela, the segment sales decline and its unfavorable impact on operating leverage and foreign currency exchange rate fluctuations.

Nutritional Supplements net sales decreased 13.0%, reflecting lower response rates in the offline channel and a decline in the legacy newsletter subscription business, as the Company continues to implement a multi-year strategic transition from offline to online channels.  Adjusted operating margin declined by 10.6 percentage points due to the impact of the net sales decline on operating leverage and higher promotion, advertising, customer acquisition and online channel development costs.

Balance Sheet Highlights

•                  Cash and cash equivalents totaled $25.8 million at August 31, 2016, compared to $19.4 million at August 31, 2015.

•                  Total short- and long-term debt increased to $548.6 million at August 31, 2016, compared to $474.7 million at August 31, 2015, a net increase of $73.8 million. The increase primarily reflects $210.0 million drawn to fund the Hydro Flask acquisition in March 2016.

•                  Accounts receivable turnover was 54.8 days at August 31, 2016, compared to 55.7 days at August 31, 2015.

•                  Inventory was $317.5 million at August 31, 2016, compared to $348.5 million at August 31, 2015.  Inventory turnover decreased to 2.7 times per year from 2.8 times per year for the same period last year.

Fiscal Year 2017 Annual Outlook

For fiscal year 2017, the Company now expects consolidated net sales revenue in the range of $1.550 to $1.590 billion. The Company is maintaining expectations for consolidated GAAP diluted EPS of $4.37 to $4.77, which includes an after-tax non-cash asset impairment charge of $5.1 million and a patent litigation charge of $1.5 million.  The Company is also maintaining its adjusted diluted EPS (non-GAAP) outlook in the range of $5.85 to $6.35, which excludes after-tax non-cash asset impairment charges, patent litigation charges, share-based compensation expense and intangible asset amortization expense and includes incremental adjusted diluted EPS (non-GAAP) from the Hydro Flask acquisition.

The Company’s sales outlook includes incremental sales from the Hydro Flask acquisition, now estimated in the range of $85.0 to $90.0 million for the period subsequent to closing in fiscal year 2017, compared to original expectations of $60.0 to $65.0 million, and continues to include a combined negative impact of approximately 3% of consolidated net sales from the re-measurement of our Venezuela income statement at the new DICOM rate, foreign currency fluctuations, rationalization of low profit business in the Health & Home segment and the overhang from excess cold/flu inventory in the retail channel due to a weak season last year.

In addition, the Company’s sales outlook now includes:

•                  an expected decline  in net sales for the Beauty segment in the range of 17% to 20% for fiscal year 2017, which includes an additional negative impact from business rationalization of approximately 3.2% of segment net sales revenue, or 0.9% of consolidated net sales revenue; and

•                  an expected decline in net sales revenue for the Nutritional Supplements segment in the range of 14% to 16% for fiscal year 2017.

The Company continues to expect the year-over-year comparison of earnings per diluted share to be negatively impacted by an estimated $0.69 per share from the re-measurement of our Venezuela financial statements at the DICOM rate, foreign currency fluctuations, hourly wage increases and the comparative impact of tax benefits in fiscal year 2016 that are not expected to repeat in fiscal year 2017. The Company expects that the earnings per share impact of additional sales declines in the core business referred to above will be offset by additional accretion from the Hydro Flask acquisition.

The Company’s outlook assumes that the severity of the cold/flu season will be in line with historical averages.  The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.3 million and an expected effective tax rate of 13% to 15% for the full fiscal year 2017.  The guidance also reflects the Company’s outlook for the retail environment and recent declining trends in the retail sector and the broader market. The likelihood and potential impact of any fiscal year 2017 acquisitions, future asset impairment charges, future foreign currency fluctuations, or further share repurchases are unknown and cannot be reasonably estimated; therefore, they are not included in the Company’s sales and earnings outlook.

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 4:45 pm Eastern Time today, Thursday, October 6, 2016. Institutional investors and analysts interested in participating in the call are invited to dial (888) 542-1101 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: www.hotus.com. A telephone replay of this call will be available at 7:45 p.m. Eastern Time on October 6, 2016 until 11:59 p.m. Eastern Time on October 13, 2016 and can be accessed by dialing 877-870-5176 and entering replay pin number 1906271. A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures:

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”).  To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA and adjusted EBITDA, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s consolidated statements of income.

About Helen of Troy Limited:

Helen of Troy Limited (NASDAQ, NM: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO®, Good Grips®, Hydro Flask®, OXO tot®, OXO on®, Vicks®, Braun®, Honeywell®, PUR®, Febreze®; Revlon®, Pro Beauty Tools®, Sure®, Pert®, Infusium23®, Brut®, Ammens®, Hot Tools®, Bed Head®, Dr. Sinatra®, Dr. David Williams®, and Dr. Whitaker®. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit www.hotus.com.

Forward Looking Statements:

Certain written and oral statements made by our Company and subsidiaries of our Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that we expect or anticipate will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and assumptions, but there can be no assurance that we will realize our expectations or that our assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, we caution readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2016 and in our other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, our relationships with key customers and licensors, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, the retention and recruitment of key personnel, expectations regarding our recent and future acquisitions, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses, foreign currency exchange rate fluctuations, disruptions in U.S., U.K., Euro zone, Venezuela, and other international credit markets, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, risks to the Nutritional Supplements segment associated with the availability, purity and integrity of materials used in the manufacture of vitamins, minerals and supplements, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases our exposure to significant shipping disruptions and added shipping and storage costs, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, increased product liability and reputational risks associated with the formulation and distribution of vitamins, minerals and supplements, the risks associated with potential adverse publicity and negative public perception regarding the use of vitamins, minerals and supplements, trade barriers, exchange controls, expropriations, and other risks associated with foreign operations, debt leverage and the constraints it may impose on our cash resources and ability to operate our business, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with information security breaches, the increased complexity of compliance with a number of new government regulations as a result of adding vitamins, minerals and supplements to the Company’s portfolio of products, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with tax audits and related disputes with taxing authorities, the risks of potential changes in laws, including tax laws, health insurance laws and regulations related to conflict minerals along with the costs and complexities of compliance with such laws, and our ability to continue to avoid classification as a controlled foreign corporation. We undertake no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

HELEN OF TROY LIMITED AND SUBSIDIARIES

Consolidated Condensed Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended August 31,
	2016		2015
Sales revenue, net	$368,170	100.0%	$369,129	100.0%
Cost of goods sold	205,202	55.7%	221,124	59.9%
Gross profit	162,968	44.3%	148,005	40.1%

Selling, general, and administrative expense (“SG&A”)	125,481	34.1%	115,573	31.3%
Asset impairment charges	—	—%	—	—%
Operating income	37,487	10.2%	32,432	8.8%

Nonoperating income (expense), net	88	—%	(46)	—%
Interest expense	(3,866)	(1.1)%	(2,503)	(0.7)%
Income before income taxes	33,709	9.2%	29,883	8.1%

Income tax expense	5,354	1.5%	5,431	1.5%
Net income	$28,355	7.7%	$24,452	6.6%

Diluted EPS	$1.00		$0.84

Weighted average shares of common stock used in computing diluted EPS	28,224		28,986

	Six Months Ended August 31,
	2016		2015
Sales revenue, net	$716,108	100.0%	$714,474	100.0%
Cost of goods sold	400,713	56.0%	423,150	59.2%
Gross profit	315,395	44.0%	291,324	40.8%

Selling, general, and administrative expense (“SG&A”)	247,610	34.6%	229,349	32.1%
Asset impairment charges	7,400	1.0%	3,000	0.4%
Operating income	60,385	8.4%	58,975	8.3%

Nonoperating income (expense), net	237	—%	91	—%
Interest expense	(7,517)	(1.0)%	(5,394)	(0.8)%
Income before income taxes	53,105	7.4%	53,672	7.5%

Income tax expense	5,724	0.8%	8,810	1.2%
Net income	$47,381	6.6%	$44,862	6.3%

Diluted EPS	$1.68		$1.54

Weighted average shares of common stock used in computing diluted EPS	28,185		29,037

HELEN OF TROY LIMITED AND SUBSIDIARIES

Net Sales Revenue by Segment (6)
(Unaudited)
(in thousands)

	Three Months Ended August 31,				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$105,976	$78,848	$27,128	34.4%	28.8%	21.4%
Health & Home	144,453	143,254	1,199	0.8%	39.2%	38.8%
Nutritional Supplements	33,112	38,048	(4,936)	(13.0)%	9.0%	10.3%
Beauty	84,629	108,979	(24,350)	(22.3)%	23.0%	29.5%
Total sales revenue, net	$368,170	$369,129	$(959)	(0.3)%	100.0%	100.0%

	Six Months Ended August 31,				% of Sales Revenue, net
	2016	2015	$ Change	% Change	2016	2015
Sales revenue by segment, net
Housewares	$190,579	$144,034	$46,545	32.3%	26.6%	20.2%
Health & Home	290,808	286,296	4,512	1.6%	40.6%	40.1%
Nutritional Supplements	69,052	77,488	(8,436)	(10.9)%	9.6%	10.8%
Beauty	165,669	206,656	(40,987)	(19.8)%	23.1%	28.9%
Total sales revenue, net	$716,108	$714,474	$1,634	0.2%	100.0%	100.0%

HELEN OF TROY LIMITED AND SUBSIDIARIES

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information

(Unaudited)

(in thousands)

	August 31,
	2016	2015 (a)
Balance Sheet:
Cash and cash equivalents	$25,809	$19,405
Receivables, net	222,909	227,147
Inventory, net	317,497	348,463
Total assets, current	580,317	606,443
Total assets	1,855,515	1,715,774
Total liabilities, current	296,359	309,724
Total long-term liabilities	567,345	494,784
Total debt	548,562	474,736
Stockholders’ equity	991,811	911,266

Cash Flow:
Depreciation and amortization	$22,098	$21,227
Net cash provided by operating activities	85,681	52,211
Capital and intangible asset expenditures	10,215	5,946
Payments to acquire businesses, net of cash received	209,258	42,750
Net amounts borrowed	(71,900)	46,100

Liquidity:
Working Capital	$283,958	$296,719

(a)         As a result of the adoption of new accounting standards for fiscal year 2017, balances as of August 31, 2015 have be reclassified to conform with current year’s presentation.

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures — GAAP Operating Income to Adjusted Operating Income (non-GAAP) (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended August 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$24,233	22.9%	$9,397	6.5%	$(1,229)	(3.7)%	$5,086	6.0%	$37,487	10.2%
Non-cash share-based compensation (2)	705	0.7%	1,005	0.7%	333	1.0%	1,101	1.3%	3,144	0.9%
Amortization of intangible assets (3)	671	0.6%	3,542	2.5%	1,571	4.7%	1,438	1.7%	7,222	2.0%
Adjusted operating income (non-GAAP)	$25,609	24.2%	$13,944	9.7%	$675	2.0%	$7,625	9.0%	$47,853	13.0%

	Three Months Ended August 31, 2015
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$15,142	19.2%	$4,808	3.4%	$2,969	7.8%	$9,513	8.7%	$32,432	8.8%
Non-cash share-based compensation (2)	325	0.4%	533	0.4%	273	0.7%	746	0.7%	1,877	0.5%
Amortization of intangible assets (3)	338	0.4%	3,868	2.7%	1,564	4.1%	1,438	1.3%	7,208	2.0%
Adjusted operating income (non-GAAP)	$15,805	20.0%	$9,209	6.4%	$4,806	12.6%	$11,697	10.7%	$41,517	11.2%

	Six Months Ended August 31, 2016
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$39,733	20.8%	$19,001	6.5%	$(6,501)	(9.4)%	$8,152	4.9%	$60,385	8.4%
Patent litigation charge (4)	—	—%	1,468	0.5%	—	—%	—	—%	1,468	0.2%
Asset impairment charges (5)	—	—%	—	—%	5,000	7.2%	2,400	1.4%	7,400	1.0%
Subtotal	39,733	20.8%	20,469	7.0%	(1,501)	(2.2)%	10,552	6.4%	69,253	9.7%
Non-cash share-based compensation (2)	1,733	0.9%	2,915	1.0%	1,365	2.0%	2,745	1.7%	8,758	1.2%
Amortization of intangible assets (3)	1,328	0.7%	7,080	2.4%	3,142	4.6%	2,876	1.7%	14,426	2.0%
Adjusted operating income (non-GAAP)	$42,794	22.5%	$30,464	10.5%	$3,006	4.4%	$16,173	9.8%	$92,437	12.9%

	Six Months Ended August 31, 2015
	Housewares		Health & Home		Nutritional Supplements		Beauty		Total
Operating income, as reported (GAAP)	$26,325	18.3%	$13,226	4.6%	$5,589	7.2%	$13,835	6.7%	$58,975	8.3%
Asset impairment charges (5)	—	—%	—	—%	—	—%	3,000	1.5%	3,000	0.4%
Subtotal	26,325	18.3%	13,226	4.6%	5,589	7.2%	16,835	8.1%	61,975	8.7%
Non-cash share-based compensation (2)	631	0.4%	1,128	0.4%	576	0.7%	1,603	0.8%	3,938	0.6%
Amortization of intangible assets (3)	650	0.5%	7,368	2.6%	3,128	4.0%	2,876	1.4%	14,022	2.0%
Adjusted operating income (non-GAAP)	$27,606	19.2%	$21,722	7.6%	$9,293	12.0%	$21,314	10.3%	$79,935	11.2%

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended August 31,		Six Months Ended August 31,
	2016	2015	2016	2015
Net income	$28,355	$24,452	$47,381	$44,862

Interest expense, net	3,840	2,495	7,448	5,368

Income tax expense	5,354	5,431	5,724	8,810

Depreciation and amortization, excluding amortized interest	11,142	10,873	22,098	21,227

EBITDA (Earnings before interest, taxes, depreciation and amortization)	48,691	43,251	82,651	80,267

Add: Non-cash share-based compensation (2)	3,144	1,877	8,758	3,938

Patent litigation charge (4)	—	—	1,468	—

Non-cash asset impairment charges (5)	—	—	7,400	3,000

Adjusted EBITDA	$51,835	$45,128	$100,277	$87,205

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (6)

(Unaudited)

(in thousands)

	Three Months Ended August 31, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$24,233	$9,397	$(1,229)	$5,086	$37,487

Depreciation and amortization, excluding amortized interest	1,442	5,284	2,174	2,242	11,142

Other income / (expense)	—	—	—	62	62

EBITDA (Earnings before interest, taxes, depreciation and amortization)	25,675	14,681	945	7,390	48,691

Add: Non-cash share-based compensation (2)	705	1,005	333	1,101	3,144

Adjusted EBITDA	$26,380	$15,686	$1,278	$8,491	$51,835

	Three Months Ended August 31, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating Income	$15,142	$4,808	$2,969	$9,513	$32,432

Depreciation and amortization, excluding amortized interest	1,075	5,514	1,965	2,319	10,873

Other income / (expense)	—	—	—	(54)	(54)

EBITDA (Earnings before interest, taxes, depreciation and amortization)	16,217	10,322	4,934	11,778	43,251

Add: Non-cash share-based compensation (2)	325	533	273	746	1,877

Adjusted EBITDA	$16,542	$10,855	$5,207	$12,524	$45,128

SELECTED OTHER DATA

Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA by Segment (1) (6)

(Unaudited)

(in thousands)

	Six Months Ended August 31, 2016
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$39,733	$19,001	$(6,501)	$8,152	$60,385

Depreciation and amortization, excluding amortized interest	2,771	10,517	4,134	4,676	22,098

Other income / (expense)	—	—	—	168	168

EBITDA (Earnings before interest, taxes, depreciation and amortization)	42,504	29,518	(2,367)	12,996	82,651

Add: Non-cash share-based compensation (2)	1,733	2,915	1,365	2,745	8,758

Patent litigation charge (4)	—	1,468	—	—	1,468

Non-cash asset impairment charges (5)	—	—	5,000	2,400	7,400

Adjusted EBITDA	$44,237	$33,901	$3,998	$18,141	$100,277

	Six Months Ended August 31, 2015
	Housewares	Health & Home	Nutritional Supplements	Beauty	Total
Operating income	$26,325	$13,226	$5,589	$13,835	$58,975

Depreciation and amortization, excluding amortized interest	2,083	10,577	3,933	4,634	21,227

Other income / (expense)	—	—	—	65	65

EBITDA (Earnings before interest, taxes, depreciation and amortization)	28,408	23,803	9,522	18,534	80,267

Add: Non-cash share-based compensation (2)	631	1,128	576	1,603	3,938

Non-cash asset impairment charges (5)	—	—	—	3,000	3,000

Adjusted EBITDA	$29,039	$24,931	$10,098	$23,137	$87,205

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of GAAP Net Income and Earnings Per Share (EPS) to Adjusted Income and Adjusted EPS (non-GAAP) (1) (6) (7)

(dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended August 31,		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$28,355	$24,452	$1.02	$0.86	$1.00	$0.84
Non-cash share-based compensation, net of tax (2)	2,451	1,603	0.09	0.06	0.09	0.06
Amortization of intangible assets, net of tax (3)	6,228	6,278	0.22	0.22	0.22	0.22
Adjusted income (non-GAAP)	$37,034	$32,333	$1.33	$1.14	$1.31	$1.12

Weighted average shares of common stock used in computing basic and diluted earnings per share			27,845	28,435	28,224	28,986

	Six Months Ended August 31,		Basic EPS		Diluted EPS
	2016	2015	2016	2015	2016	2015
Net income as reported (GAAP)	$47,381	$44,862	$1.70	$1.58	$1.68	$1.54
Patent litigation charge, net of tax (4)	1,464	—	0.05	—	0.05	—
Asset impairment charges, net of tax (5)	5,097	2,656	0.18	0.09	0.18	0.09
Subtotal	53,942	47,518	1.94	1.67	1.91	1.64
Non-cash share-based compensation, net of tax (2)	6,544	3,345	0.24	0.12	0.23	0.12
Amortization of intangible assets, net of tax (3)	12,430	12,172	0.45	0.43	0.44	0.42
Adjusted income (non-GAAP)	$72,916	$63,035	$2.62	$2.21	$2.59	$2.17

Weighted average shares of common stock used in computing basic and diluted earnings per share			27,809	28,478	28,185	29,037

HELEN OF TROY LIMITED AND SUBSIDIARIES

Reconciliation of Fiscal Year 2017 Outlook for GAAP Diluted EPS

to Adjusted Diluted EPS (non-GAAP) (1) (7) (8)

(Unaudited)

	Fiscal Year Ended February 28, 2017
		Outlook for the
		Balance of the			Outlook for the
	Six Months Ended	Fiscal Year			Fiscal Year
	August 31, 2016	(Six Months)			(Twelve Months)
Diluted EPS, as reported (GAAP)	$1.68	$2.69	-	$3.09	4.37	-	$4.77
Patent litigation charge, net of tax (4)	0.05	—	-	—	0.05	-	0.05
Asset impairment charges, net of tax (5)	0.18	—	-	—	0.18	-	0.18
Subtotal	1.91	2.69	-	3.09	4.60	-	5.00
Non-cash share-based compensation, net of tax (2)	0.23	0.17	-	0.21	0.40	-	0.44
Amortization of intangible assets, net of tax (3)	0.44	0.41	-	0.47	0.85	-	0.91
Adjusted diluted EPS (non-GAAP)	$2.59	$3.27	-	$3.77	$5.85	-	$6.35

HELEN OF TROY LIMITED AND SUBSIDIARIES

Notes to Press Release

(1)         This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, EBITDA, and adjusted EBITDA (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables are considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, we are providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in our Consolidated Condensed Statements of Income in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective. Additionally, the non-GAAP financial measures are used by management for measuring and evaluating the Company’s performance. The Company further believes that the items excluded from certain non-GAAP measures do not accurately reflect the underlying performance of its continuing operations for the periods in which they are incurred, even though some of these excluded items may be incurred and reflected in the Company’s GAAP financial results in the foreseeable future. The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.

(2)         Adjustments consist of non-cash share-based compensation expense of $3.14 million ($2.45 million after tax) and $1.88 million ($1.60 million after tax) for the three months ended August 31, 2016 and 2015, respectively, and $8.76 million ($6.54 million after tax) and $3.94 million ($3.35 million after tax), for the six months ended August 31, 2016 and 2015, respectively. Share-based compensation expense is recognized for share-based awards outstanding under share-based compensation plans.

(3)         Adjustments consist of non-cash intangible asset amortization expense of $7.22 million ($6.23 million after tax) and $7.21 million ($6.28 million after tax) for the three months ended August 31, 2016 and 2015, respectively, and $14.43 million ($12.43 million after tax) and $14.02 million ($12.17 million after tax) for the six months ended August 31, 2016 and 2015, respectively.

(4)         Adjustment consists of a patent litigation charge of $1.47 million ($1.46 million after tax) recorded for the six months ended August 31, 2016.

(5)         Adjustments consist of non-cash asset impairment charges of $7.40 million ($5.10 million after tax) and $3.00 million ($2.66 million after tax) for the six months ended August 31, 2016 and 2015, respectively. The non-cash charges relate to certain brand assets and trademarks in our Nutritional Supplements and Beauty segments, which were written down to their estimated fair values, determined on the basis of future discounted cash flows using the relief from royalty valuation method.

(6)         The VapoSteam business was acquired on March 31, 2015 and its operations are reported in the Health & Home segment. Results reported for the six months ended August 31, 2016 include one incremental month of operating results compared to the same period last year.

The Hydro Flask business was acquired on March 18, 2016 and its operations are reported in the Housewares segment.  Results reported for the three- and six-months ended August 31, 2016 include approximately two and a half months and five and a half months of operating results, respectively, with no comparable results for the same periods last year.

(7)         Total tax effects of adjustments described in Notes 2 through 5, for each of the periods presented:

	Three Months Ended August 31,		Six Months Ended August 31,
(In thousands)	2016	2015	2016	2015
Non-cash share-based compensation (2)	$(693)	$(274)	$(2,214)	$(593)
Amortization of intangible assets (3)	(994)	(930)	(1,996)	(1,850)
Patent litigation charge (4)	—	—	(4)	—
Asset impairment charges (5)	—	—	(2,303)	(344)
Total	$(1,687)	$(1,204)	$(6,517)	$(2,787)

(8)         The diluted EPS outlook is based on an estimated weighted average shares outstanding of 28.30 million for fiscal year 2017.